Exhibit 99.4 KCSA PUBLIC RELATIONS WORLDWIDE News

Public and Investor Relations, Corporate and Marketing Communications

FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Appoints Randy O. Rissman to Board of Directors

NEW YORK, November 16, 2005 – 4Kids Entertainment, Inc. (NYSE: KDE) announced today that Randy O. Rissman, Founder and Managing Director of Leo Capital Holdings, LLC, was appointed to its Board of Directors on November 9, 2005. The addition of Mr. Rissman, 58, brings the number of Board members to seven. Mr. Rissman also was appointed to the 4Kids Audit Committee.

Mr. Rissman is currently Managing Director of Leo Capital Holdings, a venture capital fund he founded in 2000, which makes early stage investments in wireless and mobile technology companies. Mr. Rissman currently serves on the Board of Directors of FunMail, Inc. and fastmobile, Inc. Prior to that, Mr. Rissman co-founded and was the Chief Executive Officer of Tiger Electronics, Inc., an electronic toy and game company that was sold to Hasbro, Inc., in 1998. Tiger Electronics produced such hits as Furby, Giga Pets, Poo-Chi, Hit Clips, Talkboy and numerous hand-held electronic games.

Mr. Rissman also served as a Director of 4Kids from March 1991 to March 1998.

“It is very exciting to rejoin the Board of Directors of 4Kids Entertainment at this time when the opportunities for children’s entertainment content are expanding beyond traditional television into many new digital distribution platforms,” said Mr. Rissman. “With Mr. Kahn’s leadership and the Company’s vast expertise in children’s entertainment, 4Kids is in a unique position in the media business.”

“I am pleased to welcome back Randy Rissman as a member of our Board,” said Alfred R. Kahn, Chairman and CEO of 4Kids Entertainment. “His vast experience in the toy industry and his knowledge of the business of 4Kids Entertainment will be a tremendous asset for the Company.”

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; television, film, music and home video production and distribution; media planning and buying; product development; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

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